Exhibit 4.2

HOME INNS & HOTELS MANAGEMENT INC.

(Incorporated under the laws of the Cayman Islands)

Number

Specimen

Ordinary Shares

US$1,000,000.00 divided into 200,000,000 shares of US$0.005 each, comprised of

177,075,114 ordinary shares of par value US$0.005 each,

17,241,400 Series A Preference Shares of par value US$0.005 each,

2,417,645 Series B Preference Shares of par value US$0.005 each and

3,265,841 Series C Preference Shares of par value US$0.005 each

THIS IS TO CERTIFY THAT

is the registered

holder of

Ordinary Shares

in the above-named Company subject to the memorandum and articles of association thereof.

EXECUTED for and on behalf of the Company on 2006.

DIRECTOR

©GOES 740 All Rights Reserved	LITHO. IN U.S.A

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE AS SET FORTH IN A SHAREHOLDERS AGREEMENT DATED JUNE 29, 2006 ENTERED INTO AMONG THE PARTIES THERETO (THE “SHAREHOLDERS AGREEMENT’). A COPY OF SUCH AGREEMENT IS ON FILE AT THE REGISTERED OFFICE OF THE COMPANY. SUCH RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE ARE BINDING ON CERTAIN TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A 180-DAY MARKET STAND-OFF RESTRICTION AS SET FORTH IN THE SHAREHOLDERS AGREEMENT. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE INITIAL PUBLIC OFFERING OF THE ORDINARY SHARES OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.

TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the

undertaking called HOME INNS & HOTELS MANAGEMENT INC.

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor